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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                 Form 12-b-25

                                              SEC File Number 0-11727
                                              CUSIP Number ###-##-####

                          NOTIFICATION OF LATE FILING

                                 (Check One):

[ ] Form 10-K and Form 10-KSB  [ ] Form 20-F [ ] Form 11-K  [X] Form 10-Q and
[ ] Form 10-QSB [ ] Form N-SAR

For Period Ended: April 30, 1999

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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        Part I - Registrant Information

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        Full Name of Registrant

        BEA Systems, Inc.

        Former Name if Applicable

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             2315 North First Street, San Jose, California  95131

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        Address of Principal Executive Office (Street and Number)


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PART II--RULES 12b-25(b) AND (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b)  The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE

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State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

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        On July 14, 1999, the Registrant submitted for filing via EDGAR its
Form 10-Q for the quarter ended April 30, 1999. Due to an error made by the financial printer in the submission of the filing, the filing was not accepted. The Registrant was not notified of the error until it was too late for it to correct and refile the Form 10-Q. The Registrant is requesting pursuant to Rule 13(b) of Regulation S-T an adjustment of the filing date to June 14, 1999. In the event the Commission does not grant this adjustment, the Registrant is filing this Form 12b-25 on a protective basis and requests additional time to refile the Form 10-Q, which form is being filed immediately subsequent to the filing of this Form 12b-25.
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Part IV--Other Information

       (1) Name and telephone number of person to contact in regard to this notification

              Steve L. Brown                           408 570 8000
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                  (Name)                      (Area Code)(Telephone Number)

       (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                  [X] Yes  [_] No

       (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                  [_] Yes  [X] No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                                   BEA Systems, Inc.
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                                    (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   June 15, 1999              By: /s/ Steve L. Brown
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                                          Steve L. Brown

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